[VENTURI PARTNERS LOGO]

For more information contact:	Ken R. Bramlett, Jr. mailto:kbramlett@venturipartners.com (704) 442-5106

PERSONNEL GROUP OF AMERICA CHANGES NAME TO VENTURI PARTNERS

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REVERSE STOCK SPLIT ALSO COMPLETED

Charlotte, NC (August 5, 2003) – Personnel Group of America, Inc. today announced that it has changed its corporate name to Venturi Partners, Inc., effective today.

The Company also announced that its 1-for-25 reverse stock split has become effective. With the reverse split completed, the Company intends to convert all of the outstanding shares of its Series B preferred stock into common stock as contemplated in its recently completed financial restructuring. As a result of the reverse split, and following the preferred stock conversion, the Company will have approximately 6.1 million outstanding shares of common stock.

“Over the last two years, we have completed an operational and financial transformation of our Company,” said Larry L. Enterline, Chief Executive Officer of Venturi Partners. “As the disruption from our financial restructuring subsides, and especially as the economy finally begins to recover, it’s fitting that we begin the next phase in the Company’s evolution with a new identity and stock ticker symbol, and a new stock price. We expect all of these activities to position us for the return of our stock to one of the national securities exchanges, but in the meantime we will continue to trade on the Over the Counter Bulletin Board under the new ticker symbol VPTR.”

Venturi Partners will continue to focus on its customers as its top priority, and is committed to introducing new technology tools designed to increase the efficiency of their hiring processes. Examples of Venturi’s commitment in this area include ToneBurst, a proprietary voice analysis technology that allows a customer to screen a candidate’s “selling voice” before he or she is hired for a telephone-based position, and new online program StyleMatcher, which identifies workplace preferences shared by Venturi customers and their potential employees and enables a determination of which candidates are best-suited to a company’s culture before they are hired.

“With our new brand identity in place, we can work in a more collaborative manner across multiple geographic markets, and leverage all our best practices to improve our customers’ own profitability” Enterline added. “We’re excited about the opportunities our new brand will create and determined to build a brand that is synonymous with the highest quality IT staffing and consulting and commercial staffing services.”

About Venturi Partners
Venturi Partners, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and technology systems for human capital management. The Company’s Technology operations operate under the name “Venturi Technology Partners” and its Staffing operations are known as “Venturi Staffing Partners” and “Venturi Career Partners.”

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PGA Changes Name to Venturi Partners, Inc.

August 5, 2003

Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect Venturi’s future operating results or financial position. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements.

These risks and uncertainties include, but are not limited to, the following:

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	continuing weakness or further reductions in corporate information technology spending levels;

•	the ability of the Company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures, including any change in the demand for the Company’s services, or the Company’s ability to maintain or improve its operating margins;

•	an Internal Revenue Service audit of the Company’s income tax returns and the risk that assessments for additional taxes, penalties and interest could be levied against the Company;

•	the entry of new competitors into the marketplace or expansion by existing competitors;

•	the Company’s success in attracting, training and retaining qualified management personnel and other staff employees;

•	reductions in the supply of qualified candidates for temporary employment or the Company’s ability to attract qualified candidates;

•	the possibility of the Company incurring liability for the activities of its temporary employees or for events impacting its temporary employees on clients’ premises;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s liquidity or ability to comply with its loan covenants;

•	the risks of defaults under the Company’s credit agreements;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect management’s assessment of its ability to fully recover its goodwill;

•	whether governments will impose additional regulations or licensing requirements on staffing services businesses in particular or on employer/employee relationships in general; and

•	other matters discussed in this press release and the Company’s SEC filings.

Because long-term contracts are not a significant part of Venturi’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The Company undertakes no obligation to update information contained in this release and is not responsible for any changes made to this release by wire or Internet services.

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